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                                                                      EXHIBIT 12

                             CARRIAGE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

                                                                                                                          SIX
                                                                                                                      MONTHS ENDED
                                                                                                                        JUNE 30,
                                           1996*          1997             1998           1999            2000**          2001
                                      -------------  --------------  ---------------  --------------  --------------  -------------
Fixed charges:
   Interest expense                    $     4,347    $      5,889    $      9,720     $     17,358    $     20,705    $    10,271
   Amortization of capitalized
    expenses related to debt                   150             200             150              242           1,026            380
   Rental expense                              308             629             720              876           1,606            768
                                      -------------  --------------  ---------------  --------------  --------------  -------------
Total fixed charges before
   capitalized interest and
   preferred stock dividends                 4,805           6,718          10,590           18,476          23,337         11,419
Capitalized interest                           250             450             600              686             770            202
                                      -------------  --------------  ---------------  --------------  --------------  -------------
   Total fixed charges                       5,055           7,168          11,190           19,162          24,107         11,621
Preferred stock dividends                    1,037           1,627           1,082              167              88             40
                                      -------------  --------------  ---------------  --------------  --------------  -------------
   Total fixed charges
      plus preferred dividends               6,092           8,795          12,272           19,329          24,195         11,661
                                      -------------  --------------  ---------------  --------------  --------------  -------------

Earnings (loss) available for fixed
charges:
Earnings (loss) before income taxes,
   extraordinary item and cumulative
   effect of change in accounting
   principle                                   345           8,217          17,023           19,361        (101,035)         7,403
Add fixed charges before
   capitalized interest and
   preferred stock dividends                 4,805           6,718          10,590           18,476          23,337         11,419
                                      -------------  --------------  ---------------  --------------  --------------  ------------
Total earnings (loss) available
   for fixed charges                   $     5,150    $     14,935    $     27,613     $     37,837    $    (77,698)   $    18,822
                                      =============  ==============  ===============  ==============  ==============  ============

Ratio of earnings (loss) to
   fixed charges (1)                          1.02            2.08            2.47             1.97           (3.22)          1.62
                                      =============  ==============  ===============  ==============  ==============  ============
Ratio of earnings (loss) to fixed
   charges plus dividends (1)                 0.85            1.70            2.25             1.96           (3.21)          1.61
                                      =============  ==============  ===============  ==============  ==============  ============

1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.
* Earnings were inadequate to cover fixed charges. The coverage deficiency was $942,000 for 1996.
** Earnings were inadequate to cover fixed charges. The coverage deficiency was $101,893,000 for 2000.